Exhibit 4.2

FIFTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

MARCH 10, 2014

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SCHEDULES
Schedule 1	The Purchasers
Schedule 2	Previous Investors

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FIFTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

THIS FIFTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (this “Agreement”) made as of the 10th day of March, 2014, by and among Borderfree, Inc., a Delaware corporation (the “Company”), the purchasers identified in Schedule 1 attached hereto (each an “Purchaser” and collectively the “Purchasers”) and the parties identified in Schedule 2 attached hereto (the “Previous Investors;” and the Purchasers and the Previous Investors shall collectively be referred to herein as the “Investors”). Terms used herein and not otherwise defined shall have the meaning assigned thereto in the Share Purchase Agreement (as defined below).

W I T N E S S E T H :

WHEREAS, the Investors are the holders of all of the issued and outstanding Stock of Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, and the Series E Preferred Stock of the Company (the “Series A Preferred Stock”, the “Series B Preferred Stock”, the “Series C Preferred Stock”, the “Series D Preferred Stock” and the “Series E Preferred Stock”, respectively, the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, and the Series E Preferred Stock shall collectively be referred to herein as the “Preferred Stock”); and

WHEREAS, the Investors are parties to a certain Fourth Amended and Restated Investors’ Rights Agreement dated June 28, 2012, as amended (the “Prior Agreement”); and

WHEREAS, the parties hereto desire to amend and restate the Prior Agreement to set forth certain matters regarding the ownership of the shares of the Company.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree to amend and restate the Prior Agreement to read in its entirety as follows:

1. Affirmative Covenants

1.1 Delivery of Financial Statements. The Company shall deliver to each Investor for as long as such Investor holds (on an as-converted basis) at least five percent (5%) of the fully diluted capital stock of the Company:

1.1.1 As soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company as of the end of such year, and consolidated statements of income and statements of cash flow of the Company for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, United States dollar-denominated, prepared in accordance with United States generally accepted accounting principles (“GAAP”), audited by a “Big 4” firm of independent certified public accountants, and accompanied by an opinion of such firm which opinion shall state that such balance sheet and statements of income and cash flow have been prepared in accordance with GAAP applied on a basis consistent with that of the preceding fiscal year, and present fairly and accurately the financial position of the Company as of their date, and that the audit by such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards;

1.1.2 As soon as practicable after the end of each quarter of the fiscal year of the Company, but in any event within sixty (60) days after the end of each quarter of the fiscal year of the Company, unaudited consolidated (i) statements of income and cash flow for such period and for the period commencing at the end of the previous fiscal year and ending with the end of such quarter and (ii) balance sheet of the Company at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding period of the previous fiscal year, all in reasonable detail, denominated in United States dollars, certified by the vice president of finance or the chief financial officer (or if none, by the chief executive officer) of the Company, that such financial statements were prepared in accordance with GAAP applied on a basis consistent with that of preceding periods and, except as otherwise stated therein, fairly present the financial position of the Company as of their date subject to (x) there being no footnotes contained therein and (y) changes resulting from year-end audit adjustments;

1.1.3 Copies of all filings made with the Securities and Exchange Commission, if any; and

1.1.4 Any other information that such Investor may reasonably request in writing from time to time.

1.2 Additional Information. The Company will permit the authorized representatives of each Investor full and free access, upon reasonable advance notice, to any of the properties of the Company, including its books and records, and to discuss its affairs, finances and accounts with the Company’s management and auditor, provided that the Investors pay the reasonable expenses of the Company in connection with the Investor’s discussions with the auditor. In addition, the Company will deliver to each Investor: (a) immediately upon the happening of any significant event that, in the opinion of the Company, is likely to have a material impact upon the Company or its business, a written notification (includes e-mail) of such event; and (b) with reasonable promptness, such other information and data with respect to the Company, as the Investors may from time to time reasonably request. This Section 1.2 shall not be in limitation of any rights which the Investors or the director designated by the Investors may have under applicable law.

1.3 Accounting. The Company will maintain and cause each of its Subsidiaries to maintain a system of accounting established and administered such that will enable the Company to have its auditors prepare annual audited financial statements in accordance with GAAP consistently applied, and will set aside on its books and cause each of its operating Subsidiaries to set aside on its books all such proper reserves as shall be required for such purpose. For purposes of this Section 1.3, “Subsidiary” means any corporation or entity at least a majority of whose voting securities are at the time owned by the Company, or by one or more of the Company’s Subsidiaries, or by the Company and one or more Subsidiaries.

1.4 Insurance. The Company shall maintain in full force and effect, from financially sound and reputable insurers (and shall pay all premiums), directors indemnity insurance for acts and omissions of each of the Company’s directors in the aggregate amount of at least $5,000,000 in coverage limits and employment practices liability insurance in the aggregate amount of at least $3,000,000 in coverage limits, or, in each case, a greater amount as determined by the Board of Directors of the Company (the “Board” or “Board of Directors”).

1.5 Proprietary Information and Non-Competition Agreements. The Company will not employ, or continue to employ, any person who will have access to confidential information with respect to the Company and its operations unless such person has executed and delivered a Proprietary Information and Non-Competition Agreement to the satisfaction (as to substance and form) of the Board of Directors.

1.6 Annual Plan. The management of the Company shall establish annually an operating plan and budget for the Company (the “Annual Plan”), which shall be approved by the Board of Directors.

1.7 Confidentiality. The Investors agree that any information obtained pursuant to Sections 1.1 and 1.2 will not be disclosed without the prior written consent of the Company; provided that, in connection with periodic reports to their shareholders or partners, the Investors may, without first obtaining such written consent, make general statements, not containing technical or other confidential information, regarding the nature and progress of the Company’s business; and provided further, that the Investors may provide summary information regarding the Company’s financial information in their reports to their respective shareholders or partners, but may not annex to such reports the full financial information to be provided hereunder by the Company; and provided further, however, that in the event that an Investor is required to disclose such information according to applicable law, such Investor shall exert its reasonable efforts to disclose such information only to the minimum extent required under applicable law but to the extent that its efforts are unsuccessful, such Investor shall be entitled to disclose such information.

1.8 Termination of Financial Information Rights. The Company’s obligation to deliver the financial statements and other information under Sections 1.1 and 1.2 shall terminate and shall be of no further force or effect upon the earlier to occur of: (i) the closing of the Company’s initial firmly underwritten public offering of its Common Stock pursuant to an effective registration statement under the United States Securities Act of 1933, as amended (the “Securities Act”) or equivalent law of another jurisdiction yielding net proceeds to the Company of at least $20,000,000 at a per share price of at least US $6.3711 (subject to adjustment in the event of any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event affecting the Common Stock) (such offering, a “Qualified Public Offering”), or (ii) with respect to a certain Investor, such time as the shareholdings of such Investor, together with its Affiliates (as defined in Section 5.3 below), in the Company fall below five percent (5%) of the Company’s fully diluted share capital; provided, however, that the Company’s obligation to deliver the monthly statements required under Sections 1.1.3 above shall terminate and be of no further force or effect upon the closing of the Company’s initial firmly underwritten public offering of its Common Stock pursuant to an effective registration statement under the Securities Act or equivalent law of another jurisdiction (an “IPO”). Thereafter, the Company shall deliver to the Investors, and its assignees or transferees, such financial information as the Company from time to time provides to other holders of its shares.

1.9 Meetings of the Board of Directors. Unless otherwise approved by a majority of the directors elected solely by the holders of Preferred Stock, which majority shall include one (1) of the directors nominated by Adams Street V, L.P. (which approval may be submitted to the Company by email or facsimile) or, following a Qualified Public Offering, a majority of all directors elected to the Board of Directors: (i) the Board of Directors shall meet five times annually; and (ii) meetings of the Board of Directors may be held in person or by telephone. The Company shall reimburse members of the Board of Directors for reasonable travel expenses incurred in participating in such meetings.

2. Preemptive Right. The Company hereby grants to each holder of issued and outstanding Preferred Stock, for as long as it holds (on an as-converted basis) at least three percent (3%) of the fully diluted (assuming the conversion of all convertible equity securities and the exercise of any outstanding options and warrants to purchase shares of the Company) capital stock of the Company (for purposes of this Section, the “Preferred Shareholder”) rights of first refusal to purchase, pro-rata, all (or any part) of New Securities (as defined below) that the Company may, from time to time, propose to sell and issue. The Preferred Shareholder’s pro rata share shall be the ratio of the number of shares of the Company’s Common Stock on an as converted fully diluted (assuming the conversion of all convertible equity securities and the exercise of any outstanding options and warrants to purchase shares of the Company) basis then held by the Preferred Shareholder as of the date of the Rights Notice (as defined in Section 2(b)), to the sum of the total number of outstanding shares of Common Stock as of such date on an as converted fully diluted (assuming the conversion of all convertible equity securities and the exercise of any outstanding options and warrants to purchase shares of the Company) basis. Each Preferred Shareholder shall have a right of over-allotment such that if any Preferred Shareholder fails to exercise its right hereunder to purchase its pro-rata share of New Securities, the other Preferred Shareholders may purchase the non-purchasing Preferred Shareholder’s portion pro-rata according to the shareholding ratio between such other Preferred Shareholders within ten (10) days from the date such non-purchasing holder of Preferred Stock fails to exercise its rights hereunder to purchase its pro-rata share of New Securities.

This preemptive right shall be subject to the following provisions:

(a) “New Securities” shall mean any shares of Common Stock or Preferred Stock of any kind of the Company, whether now or hereafter authorized, and rights, options, or warrants to purchase said shares of Common Stock or Preferred Stock, and securities of any type whatsoever that are, or may become, convertible into said shares of Common Stock or Preferred Stock; provided, however, that “New Securities” shall not include the issuance (i) to employees, directors, consultants of shares or options pursuant to a stock purchase/option plan in effect as of the date of filing of the Amended Certificate or as approved by the Board of Directors, such approval to include a majority of the directors elected solely by the holders of Preferred Stock; (ii) of securities constituting no more than five percent (5%) of the Company’s issued and outstanding share capital in connection with equipment leases, bank loans, or secured debt financing; (iii) of shares upon the conversion of any Preferred Stock; (iv) of securities issuable upon the exercise of warrants existing as of the date of the closing of the transactions contemplated by the Share Purchase Agreement;(v) of shares issued in accordance with the terms of the Share Purchase Agreement, and (vi) of securities representing up to ten percent (10%) of the issued and outstanding share capital of the Company (on a fully diluted basis) issued to Strategic Investors. As used herein “Strategic Investor” means an individual or business entity which, in connection with the issuance of shares to such individual or entity, enters into a significant commercial transaction with the Company which is directly related to the Company’s business, or otherwise is of strategic value to the Company, as determined by the Board of Directors including the affirmative vote of a majority of the directors elected solely by the holders of Preferred Stock.

(b) If the Company proposes to issue New Securities, it shall give the Preferred Shareholders written notice (the “Rights Notice”) of its intention, describing the New Securities, the price, the general terms upon which the Company proposes to issue them, and the number of shares that the Preferred Shareholder has the right to purchase under this Section 2. Each Preferred Shareholder shall have thirty (30) days from delivery of the Rights Notice to agree to purchase all or any part of its pro-rata share of such New Securities by giving written notice to the Company setting forth the quantity of New Securities to be purchased. In addition, each Preferred Shareholder shall have the right to purchase out of the pro-rata share of any other stockholder (including, for this purpose, any permitted transferee of the stockholder) entitled to such rights, to the extent that such other stockholder does not elect to purchase its full pro-rata share, any amount of shares not purchased by such other stockholder, for the price and on the general terms specified in the Rights Notice. Such additional right of the Preferred Shareholders shall be exercised by giving written notice to the Company within fourteen (14) days of the expiry of the thirty (30) day period referred to hereinabove. If the stockholders who elect to purchase their full pro-rata shares also elect to purchase in the aggregate more than one hundred percent (100%) of their pro-rata share of New Securities, such New Securities shall be sold to such stockholders in accordance with their respective pro-rata share, calculated on an as-converted, fully-diluted basis.

(c) If the Preferred Shareholders fail to exercise in full the right of first refusal within the period or periods specified in Section 2(b), the Company shall have ninety (90) days after delivery of the Rights Notice to sell the unsold New Securities at a price and upon general terms no more favorable to the purchasers thereof than specified in the Company’s notice. If the Company has not sold the New Securities within said ninety (90) day period the Company shall not thereafter issue or sell any New Securities without first offering such securities to the Preferred Shareholders in the manner provided above.

(d) This Section 2 and the preemptive rights granted hereunder shall terminate upon conversion of the Preferred Stock into Common Stock, including without limitation in connection with a Qualified Public Offering.

3. Registration. The following provisions govern the registration of the Company’s securities:

3.1 Definitions. As used herein, the following terms have the following meanings:

“Business Day” means any day that is not a Saturday or Sunday or any other day on which the New York Stock Exchange and the Nasdaq Stock Market are closed for trading.

“Holder” means any holder of outstanding Registrable Shares or shares convertible into Registrable Shares, who acquired such Registrable Shares or shares convertible into Registrable Shares in a transaction or series or transactions not involving any registered public offering.

“Form S-3” means Form S-3 under the Securities Act, as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the Securities and Exchange Commission (“SEC”) which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

“Initiating Holders” means Holders holding at least fifty five percent (55%) of the Registrable Shares.

“Register,” “registered” and “registration” refer to a registration effected by filing a registration statement in compliance with the Securities Act and the declaration or ordering by the Commission of effectiveness of such registration statement, or the equivalent actions under the laws of another jurisdiction.

“Registrable Shares” means (i) shares of Common Stock held by an Investor on the date hereof, (ii) shares of Common Stock issuable upon conversion of the Preferred Stock; (iii) all shares of Common Stock issued by the Company in respect of such shares (whether by means of a stock dividend, stock split, combination or other similar recapitalization affecting such shares) and (iv) all shares of Common Stock that the Investors may hereafter purchase pursuant to their preemptive rights, rights of first refusal or otherwise and shares of Common Stock issued on conversion or exercise of other securities so purchased; provided, however, that Registrable Shares shall not include (i) any shares of Common Stock registered under an effective registration statement filed pursuant to the Securities Act and disposed of in accordance with the registration statement covering them, (ii) any shares of Common Stock publicly sold pursuant to Rule 144 under the Securities Act, or (iii) any shares of Common Stock the holder of which holds; (a) prior to the expiration of any lock-up period in connection with the IPO, one percent (1%) or less of the Company’s outstanding capital stock if such shares can be freely sold pursuant to Rule 144(b)(1) under the Securities Act, or (b) after the expiration of any lock-up period in connection with the IPO, three percent (3%) or less of the Company’s outstanding capital stock if such shares can be freely sold pursuant to Rule 144(b)(1) under the Securities Act.

3.2 Incidental Registration.

3.2.1 Other than in connection with a demand registration under Section 3.3 or Section 3.4 of this Agreement, if at any time the Company, including if the Company qualifies as a well-known seasoned issuer (within the meaning of Rule 405 under the Securities Act) (a “WKSI”), proposes to file (i) a prospectus supplement to an effective shelf registration statement (a “Shelf Registration Statement”), or (ii) a registration statement, other than a Shelf Registration Statement for a delayed or continuous offering pursuant to Rule 415 under the Securities Act, in either case, for the sale of Common Stock for its own account, or for the benefit of the holders of any of its securities other than the Holders, to an underwriter on a firm commitment basis for reoffering to the public or in a “bought deal” or “registered direct offering” with one or more investment banks (collectively, a “Piggy-Back Underwritten Offering”), then as soon as practicable but not less than fifteen (15) days prior to the filing of (a) any preliminary prospectus supplement relating to such Piggy-Back Underwritten Offering pursuant to Rule 424(b) under the Securities Act, (b) any prospectus supplement relating to such Piggy-Back Underwritten Offering pursuant to Rule 424(b) under the Securities Act (if no preliminary prospectus supplement is used) or (c) such Registration Statement, as the case may be, the Company shall give notice of such proposed

Piggy-Back Underwritten Offering to the Holders and such notice (a “Piggyback Notice”) shall offer the Holders the opportunity to include in such Piggy-Back Underwritten Offering such number of Registrable Shares as each such Holder may request in writing. Each such Holder shall then have ten (10) days after receiving such notice to request in writing to the Company inclusion of Registrable Shares in the Piggy-Back Underwritten Offering. Upon receipt of any such request for inclusion from a Holder received within the specified time, the Company shall use reasonable best efforts to effect the registration in any Registration Statement of any of the Holders’ Registrable Shares requested to be included on the terms set forth in this Agreement.

3.2.2 Unless the Company qualifies as a WKSI, (i) the Company shall give each Holder fifteen (15) days’ notice prior to filing a Shelf Registration Statement and, upon the written request of any Holder, received by the Company within ten (10) days of such notice to the Holder, the Company shall include in such Shelf Registration Statement a number of Common Stock equal to the aggregate number of Registrable Shares requested to be included without naming any requesting Holder as a selling shareholder and including only a generic description of the holder of such securities (the “Undesignated Registrable Shares”), (ii) the Company shall not be required to give notice to any Holder in connection with a filing pursuant to Section 3.2.1 unless such Holder provided such notice to the Company pursuant to this Section 3.2.2 and included Undesignated Registrable Shares in the Shelf Registration Statement related to such filing, and (iii) at the written request of a Holder given to the Company more than seven (7) days before the date specified in writing by the Company as the Company’s good faith estimate of a launch of a Piggy-Back Underwritten Offering (or such shorter period to which the Company in its sole discretion consents), the Company shall use reasonable best efforts to effect the registration of any of the Holders’ Undesignated Registrable Shares so requested to be included and shall file a post-effective amendment or, if available, a prospectus supplement to a Shelf Registration Statement to include such Undesignated Registrable Shares as any Holder may request, provided that (a) the Company is actively employing its reasonable best efforts to effect such Piggy-Back Underwritten Offering; and (b) the Company shall not be required to effect a post-effective amendment more than two (2) times in any twelve (12)-month period.

3.2.3 Notwithstanding the above, if the managing underwriter of a Piggy-Back Underwritten Offering advises the Company in writing that marketing factors require a limitation of the number of shares to be underwritten, then shares held by the Holders shall be excluded from such registration to the extent necessary to satisfy such limitation (pro rata to the respective number of Registrable Shares held by the Holders seeking to participate in the Piggy-Back Underwritten Offering). Notwithstanding the above, in the event that the Company decides to allow the participation of holders of shares of Common Stock of the Company in the registration of its shares, and the managing underwriter advises the Company in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Holders shall be entitled to register an amount of Registrable Shares equal to one-third of the total amount of shares proposed to be registered by shareholders of the Company (pro rata to the respective number of Registrable Shares held the Holders seeking to participate in the Piggy-Back Underwritten Offering), and thereafter, the Company will register shares on a pro rata basis among all the Company’s shareholders requesting registration of their shares (pro rata to the respective number of Registrable Shares held by the Holders seeking to participate in the Piggy-Back Underwritten Offering). Notwithstanding the foregoing, in any registration by the Company, other than a demand registration pursuant to Section 3.3 below, the Company shall register first the Company’s shares, and thereafter the shares of the shareholders of the Company according to the provisions of this Section.

3.3 Demand Registration.

3.3.1 At any time the Initiating Holders may request in writing that all or part of the Registrable Shares shall be registered for trading on any securities exchange. Within twenty (20) days after receipt of any such request, the Company shall give written notice (a “Form S-1 Demand Notice”) of such request to the other Holders and shall include in such registration all Registrable Shares held by all such Holders who wish to participate in such demand registration and provide the Company with written requests for inclusion therein within fifteen (15) days after the receipt of the Company’s notice. Thereupon, the Company shall use its best efforts to effect the registration of all Registrable Shares as to which it has received requests for registration for trading on the securities exchange specified in the request for registration; provided, however, that the Company shall not be required to effect any registration under this Section 3.3 within a period of ninety (90) days following the effective date of a previous registration. Notwithstanding any other provision of this Section 3, if the managing underwriter advises the Company in writing that marketing factors require a limitation of the number of shares to be underwritten, then there shall be excluded from such registration and underwriting to the extent necessary to satisfy such limitation, first shares held by shareholders other than the Holders, then shares which the Company may wish to register for its own account, and thereafter, to the extent necessary, shares held by the Holders (pro rata to the respective number of Registrable Shares requested by the Holders to be included in the registration); provided, however, that in any event all Registrable Shares must be included in such registration prior to any other shares of the Company.

3.3.2 The Company may not cause any other registration of securities for sale for its own account (other than a registration effected solely to implement an employee benefit plan) to be initiated after a registration requested pursuant to Section 3.3 and to become effective less than ninety (90) days after the effective date of any registration requested pursuant to Section 3.3. The Company shall not be required to effect more than three (3) registrations under this Section 3.3; provided, however, that such obligation shall be deemed satisfied only when a registration statement covering all Registrable Shares required to be included in such registration as aforesaid for sale in accordance with the method of disposition specified by the Initiating Holders shall have become effective or if such registration statement has been withdrawn prior to the consummation of the offering at the request of the participating Holders (other than as a result of a material adverse change in the business or condition, financial or otherwise, of the Company) and, if such method of disposition is a firm commitment underwritten public offering, all such shares shall have been sold pursuant thereto (not including shares eligible for sale pursuant to the underwriters’ over-allotment option).

3.4 Form S-3 Registration.

3.4.1 In case the Company shall receive from any Holder or Holders holding at least five percent (5%) of the Registrable Shares, a written request or requests that the Company effect a registration on Form S-3, and any related qualification or compliance, with respect to Registrable Shares, the Company will, within twenty (20) days after receipt of any such request, give written notice of the proposed registration, and any related qualification or compliance, to all other Holders, and include in such registration all Registrable Shares held by all such Holders who wish to participate in such registration and who have provided the Company with written requests for inclusion therein within fifteen (15) days after the receipt of the Company’s notice. All written requests from any Holder or Holders to effect a registration on Form S-3 pursuant to this Section 3.4 shall indicate whether such Holder(s) intend to effect the offering promptly following effectiveness of the registration statement or whether, pursuant to Section 3.4.2, they intend for the registration statement to remain effective so that they may effect the offering on a delayed basis (a “Shelf Request”). Thereupon, the Company shall effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Shares as are specified in such request, together with all or such portion of the Registrable Shares of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 3.4, (i) if Form S-3 is not available for such offering by the Holders; (ii) if such registration, qualification or compliance would require the Company to be qualified to do business in a jurisdiction in which it is not qualified to do business, or to execute a general consent to service of process in a jurisdiction where it has not previously granted general consent to service of process; (iii) after it has effected six (6) registrations under this Section 3.4; or (iv) if the aggregate price to the public of the shares to be registered is less than $500,000 (five hundred thousand U.S. dollars).

3.4.2 In the event a Form S-3 is filed pursuant to a Shelf Request, upon a written request (a “Form S-3 Demand Notice”) from any Holder or Holders that is entitled to sell securities pursuant to such Form S-3 without filing a post-effective amendment that the Company effect an offering with respect to Registrable Shares (a “Takedown”), the Company will, as soon as practicable, (x) deliver a notice relating to the proposed Takedown to all other Holders (and any of their permitted transferees) who are named or are entitled to be named as selling shareholder in such Form S-3 without filing a post-effective amendment thereto and (y) promptly (and in any event not later than twenty (20) days after receiving such request) supplement the prospectus included in the Shelf Registration Statement as would permit or facilitate the sale and distribution of all or such portion of the Initiating Holders’ Registrable Shares as are specified in such request together with the Registrable Shares requested to be included in such Takedown by any other Holders who notify the Company in writing within ten (10) Business Days after receipt of such notice from the Company; except that (a) the Registrable Shares requested to be offered pursuant to such Takedown must have an anticipated aggregate price to the public (before any underwriting discounts and commissions) of not less than $500,000, (b) the Company shall not be obligated to effect any such Takedown (i) if the Company has within the twelve (12) months period preceding the date of such request already requested three (3) Takedowns under this Section 3.4.2, or (ii) within ninety (90) days of a previous Takedown under this Section 3.4.2 or an offering pursuant to Section 3.3.

3.5 Designation of Underwriter.

3.5.1 In the case of any registration effected pursuant to Section 3.3 or Section 3.4, the majority in interest of the Holders initiating the demand, so long as such holders act together as a single class, shall have the right to designate the managing underwriter(s) in any underwritten offering, provided that such managing underwriter(s) shall be reasonably acceptable to the Company.

3.5.2 In the case of any registration initiated by the Company, the Company shall have the right to designate the managing underwriter in any underwritten offering, following consultation with the Investors.

3.6 Expenses. All expenses incurred in connection with any registration under Section 3.2, Section 3.3 or Section 3.4 shall be borne by the Company; provided, however, that each of the Holders participating in such registration shall pay its pro rata portion of discounts or commissions payable to any underwriter.

3.7 Deferral of Filing or Suspension of use of Registration Statement. Notwithstanding any other provision of this Agreement, the Company may postpone the filing of any registration statement, or suspend the use of a registration statement or prospectus, further to a request under this Section 3, up to two times in any 12-month period for up to an aggregate of ninety (90) during such 12-month period if the Board of Directors determines, acting in good faith, that the sale under such registration statement would be materially detrimental to the Company at such time.

3.8 Indemnities. In the event of any registered offering of Common Stock pursuant to this Section 3:

3.8.1 The Company will indemnify and hold harmless, to the fullest extent permitted by law, any Holder and any underwriter for such Holder, and each person, if any, who controls the Holder or such underwriter, from and against any and all losses, damages, claims, liabilities, joint or several, costs and expenses (including any amounts paid in any settlement effected with the Company’s consent) to which the Holder or any such underwriter or controlling person may become subject under applicable law or otherwise, insofar as such losses, damages, claims, liabilities (or actions or proceedings in respect thereof), costs or expenses arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in the registration statement or included in the prospectus, as amended or supplemented, or (ii) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they are made, not misleading, and the Company will reimburse the Holder, such underwriter and each such controlling person of the Holder or the underwriter, promptly upon demand, for any reasonable legal or any other expenses incurred by them in connection with investigating, preparing to defend or defending against or appearing as a third-party witness in connection with such loss, claim, damage, liability, action or proceeding; provided, however, that the Company will not be liable in any such case to the extent that any such loss, damage, liability, cost or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished in writing by such Holder, such underwriter or such controlling persons in writing specifically for inclusion therein; provided, further, that this indemnity shall not be deemed to relieve any underwriter of any of its due diligence obligations; provided, further, that the indemnity agreement contained in this subsection 3.8.1 shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of the Company. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the selling shareholder, the underwriter or any controlling person of the selling shareholder or the underwriter, and regardless of any sale in connection with such offering by the selling shareholder. Such indemnity shall survive the transfer of securities by a selling shareholder.

3.8.2 Each Holder participating in a registration hereunder, severally and not jointly, will indemnify and hold harmless the Company, any underwriter for the Company, and each person, if any, who controls the Company or such underwriter, from and against any and all losses, damages, claims, liabilities, costs or expenses (including any amounts paid in any settlement effected with the selling shareholder’s consent) to which the Company or any such controlling person and/or any such underwriter may become subject under applicable law or otherwise, insofar as such losses, damages, claims, liabilities (or actions or proceedings in respect thereof), costs or expenses arise out of or are based on (i) any untrue or alleged untrue statement of any material fact contained in the registration statement or included in the prospectus, as amended or supplemented, or (ii) the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, and each such Holder will reimburse the Company, any underwriter and each such controlling person of the Company or any underwriter, promptly upon demand, for any reasonable legal or other expenses incurred by them in connection with investigating, preparing to defend or defending against or appearing as a third-party witness in connection with such loss, claim, damage, liability, action or proceeding; in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was so made in strict conformity with written information furnished by such Holder specifically for inclusion therein. This indemnity shall not be deemed to relieve any underwriter of any of its due diligence obligations; provided, further, that the indemnity agreement contained in this subsection 3.8.2 shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of the Holders, as the case may be. In no event shall the liability of a Holder exceed the net proceeds from the offering received by such Holder.

3.8.3 Promptly after receipt by an indemnified party pursuant to the provisions of Sections 3.8.1 or 3.8.2 of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions, such indemnified party will, if a claim thereof is to be made against the indemnifying party pursuant to the provisions of said Section 3.8.1 or 3.8.2, promptly notify the indemnifying party of the commencement thereof; but the omission to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party unless the indemnifying party is materially prejudiced through the forfeiture of material rights or defenses as a result of such failure to notify. In case such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall have the right to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party; provided, however, that if the defendants in any action include both the indemnified party and the indemnifying party and there is a conflict of interests which would prevent counsel for the indemnifying party from also representing the indemnified party, the indemnified party or parties shall have the right to select one separate counsel to participate in the defense of such action on behalf of such indemnified party or parties. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party pursuant to the provisions of said Sections 3.8.1 or 3.8.2 for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof, unless (i) the indemnified party shall have employed counsel in accordance with the provision of the preceding sentence, (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action and within fifteen (15) days after written notice of the indemnified party’s intention to employ separate counsel pursuant to the previous sentence, or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party. No indemnifying party will consent to entry of any judgment or enter into any settlement that (i) does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation, and (ii) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

3.8.4 If the indemnification provided for in this Section 3.8 for any reason is held by a court of competent jurisdiction to be unavailable to an indemnified party in respect of any losses, claims, damages, expenses or liabilities (or actions in respect thereof) referred to therein, then each indemnifying party under this Section 3.8, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, expenses or liabilities (or actions thereof) in such proportion as is appropriate to reflect the relative fault of the Company and each selling Holder in connection with the statements or omissions which resulted in such losses, claims, damages, expenses or liabilities, as well as any other relevant equitable considerations. The relative fault of the Company and each selling Holder shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the selling Holders and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

3.8.5 The Company, the selling Holders agree that it would not be just and equitable if contribution pursuant to this Section 3.8 were determined by pro rata or per capita allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. In no event, however, shall a selling Holder be required to contribute any amount under this Section 3.8.5 in excess of the net proceeds (net of underwriting discounts and commissions, but not other expenses) received by such selling Holder from its sale of Registrable Shares under such registration statement, except in the case of fraud by such selling Holder. No Person found guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not found guilty of such fraudulent misrepresentation.

3.9 Obligations of the Company. Whenever required under this Section 3 to effect the registration of any Registrable Shares, the Company shall, as expeditiously as possible:

3.9.1 prepare and file with the SEC a registration statement with respect to such Registrable Shares and use its best efforts to cause such registration statement to become effective, and, upon the request of the holders of a majority of the Registrable Shares registered thereunder, keep such registration statement effective for a period of up to nine (9) months or, if sooner, until the distribution contemplated in the Registration Statement has been completed.

3.9.2 prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Shares covered by such registration statement, provided, however, that before filing a registration statement or prospectus or any amendments or supplements thereto, or comparable statements under securities or state “blue sky” laws of any jurisdiction, or any free writing prospectus related thereto, the Company will furnish to (i) counsel for the Holders participating in the planned offering (selected by a majority in interest of the Holders participating in the registration in the case of a Piggy-Back Underwritten Offering or by the Initiating Holder in the event of a registration pursuant to Section 3.3 or 3.4)), (ii) counsel for any lead managing underwriter(s), if any, and (iii) counsel for any Holder of Registrable Shares which Holder, in its good faith judgment (based on the advice of outside counsel) could reasonably be expected to be deemed to be an underwriter or controlling Person of the Company, copies of all such documents proposed to be filed (including all exhibits thereto other than documents that are incorporated by reference), which documents will be subject to the review and reasonable comment of each such counsel.

3.9.3 furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Shares owned by them.

3.9.4 in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

3.9.5 notify each holder of Registrable Shares covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and use its reasonable best efforts to promptly prepare, file with the Securities and Exchange Commission, and furnish to each such seller and each underwriter, if any, a reasonable number of copies of a prospectus supplemented or amended so that, as thereafter delivered to the purchasers of such Registrable Shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein in the light of the circumstances under which they were made not misleading.

3.9.6 cause all Registrable Shares registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

3.9.7 provide a transfer agent and registrar for all Registrable Shares registered pursuant hereunder and a CUSIP number for all such Registrable Shares, in each case not later than the effective date of such registration.

3.9.8 subject to each selling Holder to whom the comfort letter is addressed providing a customary representation letter to the independent registered public accounting firm of the Company in form and substance reasonably satisfactory to such accountants, (A) use its reasonable best efforts to obtain customary “comfort” letters from such accountants (to the extent deliverable in accordance with their professional standards) addressed to such selling Holder (to the extent consistent with the Statement on Auditing Standards No. 100 of the American Institute of Certified Public Accountants) and the managing underwriter(s), if any, in customary form and covering matters of the type customarily covered in “comfort” letters in connection with underwritten offerings and (B) use its reasonable best efforts to obtain opinions of counsel to the Company and updates thereof covering matters customarily covered in opinions of counsel in connection with underwritten offerings, addressed to each selling Holder and the managing underwriter(s), if any, provided that the delivery of any “10b-5 statement” and opinion may be conditioned on the prior or concurrent delivery of a comfort letter pursuant to subsection (A) above; provided, further that the Company shall only be required to comply with this clause (l) in connection with an underwritten offering.

3.9.9 use its reasonable best efforts to make available its employees and personnel for participation in “road shows” and other marketing efforts and otherwise provide reasonable assistance to the underwriters (taking into account the reasonable needs of the Company’s businesses and the reasonable requirements of the marketing process) in the marketing of Registrable Shares in any underwritten offering.

3.9.10 take all actions reasonably necessary to effect the registration and sale of the Registrable Shares contemplated hereby.

3.10 Assignment of Registration Rights. Any of the Holders may assign its rights to cause the Company to register Registrable Shares pursuant to this Section 3 to a transferee of all or any part of its Registrable Shares, provided, that the transferor shall, prior to such transfer, furnish the Company with written notice of the name and address of such transferee and the securities with respect to which such registration rights are being assigned, and the transferee’s written agreement to be bound by this Agreement, provided, however that such registration rights may not be assigned in connection with any transfer of Registrable Shares to a transferee whose aggregate holdings, including the shares contemplated for transfer under this Section 3.10, consist of less than one million (1,000,000) Registrable Shares (subject to adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares).

3.11 “Market Stand-off” Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the IPO or any offering pursuant to Sections 3.2, 3.3 and 3.4 and ending on the date specified by the Company and the managing underwriter (such period not to exceed (i) one hundred and eighty (180) days in the case of the IPO, or (ii) ninety (90) days in the case of any registration other than the IPO, which period may be extended upon the request of the managing underwriter, to the extent required by any FINRA rules, for an additional period of up to fifteen (15) days if the Company issues or proposes to issue an earnings or other public release within fifteen (15) days of the expiration of the ninety (90) or one hundred eighty (180) day (as applicable) lockup period) (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions in this Section 3.11 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall be applicable to Holders only if all officers and directors are subject to the same restrictions and, in the case of the IPO, the Company uses commercially reasonable efforts to obtain a similar agreement from all stockholders individually owning more than one percent (1%) of the Company’s outstanding Common Stock (after giving effect to conversion into Common Stock of all outstanding Preferred Stock). The underwriters in connection with such registration are intended third-party beneficiaries of this Section 3.11 and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 3.11 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Holders subject to such agreements, based on the number of shares subject to such agreements. In addition to the foregoing, no Holder that would be required to sign a lock-up agreement pursuant to this section shall distribute shares to its stockholders, partners or members after receipt of a Piggyback Notice, a Form S-1 Demand Notice or a Form S-3 Demand Notice until such time as such Holder has signed a lock-up agreement required pursuant hereto.

3.12 Public Information. At any time and from time to time after the earlier of the close of business on such date as (a) a registration statement filed by the Company under the Securities Act becomes effective, (b) the Company registers a class of securities under Section 12 of the United States Securities Exchange Act of 1934, as amended, or any federal statute or code which is a successor thereto (the “Exchange Act”), or (c) the Company issues an offering circular meeting the requirements of Regulation A under the Securities Act, the Company shall undertake to make publicly available and available to the Investors pursuant to Rule 144, such information as is necessary to enable the Investors to make sales of Registrable Stock pursuant to that Rule. The Company shall comply with the current public information requirements of Rule 144 and shall furnish thereafter to any Investor, upon request, a written statement executed by the Company as to the steps it has taken to so comply.

4. Miscellaneous.

4.1 Further Assurances. Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.

4.2 Additional Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the holders of a majority of the Registrable Shares then outstanding, enter into any agreement with any holder or prospective holder of any equity securities of the Company granting such holder or prospective holder the right to include such securities in any registration statement filed by the Company; provided, however, that the Company may without such consent (i) enter into an agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder to include such securities in any registration pursuant hereto if the rights of such holder or prospective holder are subordinate or pari passu to the rights of the Holders and (ii) enter into an agreement with any holder or prospective holder of any securities of the Company related to the filing of a resale shelf registration statement to register shares issued to such holder or prospective holder in an acquisition, if and only if such resale shelf registration statement does not permit underwritten offerings.

4.3 Governing Law; Jurisdiction. This Agreement shall be governed by and construed according to the laws of the State of Delaware, without regard to the conflict of laws provisions thereof. Any dispute arising under or in relation to this Agreement shall be resolved exclusively in the United States federal and state courts of the State of Delaware, and each of the parties hereby submits irrevocably to the exclusive jurisdiction of such court.

4.4 Successors and Assigns; Assignment. Except as otherwise expressly limited herein, and subject to the assignment restrictions set forth in Section 3.10, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto. None of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred without the prior consent in writing of each party to this Agreement, with the exception of (a) assignments and transfers between the Investors, and (b) assignments and transfers from a Investor to any other entity which controls, is controlled by, or is under common control with, such Investor, and as to any Investor which is a partnership, assignments and transfers to its partners and to affiliated partnerships managed by the same management company or managing general partner or by an entity which controls, is controlled by, or is under common control with, such management company or managing general partner (“Affiliates”), or (c) assignments or transfers in connection with the transfer of shares to a transferee holding, in the aggregate with its Affiliates (on an as-converted basis), after such transfer of shares, at least three percent (3%) of the Common Stock of the Company on a fully diluted (assuming the conversion of all convertible equity securities and the exercise of any outstanding options and warrants to purchase shares of the Company) basis. Notwithstanding the foregoing clause (c), no Investor shall transfer any of the rights, privileges or obligations set forth herein, arising under, or created by this Agreement to (i) any entity which, in the reasonable determination of the Board, directly or indirectly competes with the Company or (ii) any customer, distributor or supplier of the Company, if the Board should reasonably determine that such transfer would result in such customer, distributor or supplier receiving information that would place the Company at a competitive disadvantage with respect to such customer, distributor or supplier. The Company shall provide a proposing transferor with its written decision as to whether a proposed transfer falls within the definition in clauses (i) or (ii) above within ten (10) days from the receipt by the Company of a written inquiry from a proposing transferor. The non-receipt by such inquiring proposing transferor of such decision by the Company within such ten (10) day period shall be deemed as an irrevocable approval by the Company that such proposed transfer does not fall within such definition and that the transfer to such proposed transferee is approved by the Company.

4.5 Entire Agreement; Amendment and Waiver. This Agreement and the Exhibits hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matters hereof and thereof. This Agreement supersedes any and all prior agreements, understandings, promises and representations made by all or some of the parties (or by either party to the other), written or oral, including the Prior Agreement, concerning the subject matter hereof and the terms applicable hereto. Any term of this Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of the Company and of the holders of a majority of the Registrable Shares then outstanding, voting together as a single class on an as-converted basis.

4.6 Notices, etc. All notices and other communications required or permitted hereunder to be given to a party to this Agreement shall be in writing and shall be sent by facsimile, telecopied or mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger addressed to such party’s address as set forth below:

if to the Investors:	to the addresses set forth in Schedule 1 and Schedule 2.

if to the Company:	Borderfree, Inc.
292 Madison Avenue, 5th Floor
New York, NY 10017, U.S.A.
Facsimile: (212) 244 3691

with a copy (which shall not constitute notice) to:

Mark J. Macenka, Esq.
Goodwin Procter LLP
53 State Street
Boston, MA 02109, U.S.A.
Facsimile: (617) 523-1231

or such other address with respect to a party as such party shall notify each other party in writing as above provided. Any notice sent in accordance with this Section 5.5 shall be effective (i) if mailed, seven (7) business days after mailing, (ii) if sent by messenger, upon delivery, and (iii) if sent via telecopier, upon transmission and electronic confirmation of receipt or (if transmitted and received on a non-business day) on the first business day following transmission and electronic confirmation of receipt).

4.7 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any of the parties, shall be cumulative and not alternative.

4.8 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

4.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

4.10 Aggregation of Shares. All Preferred Stock (and any Common Stock issued upon conversion of any Preferred Stock) held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights and any pro-rata calculation under this Agreement. For avoidance of doubt, all shares of Preferred Stock (and any Common Stock issued upon conversion of any Preferred Stock) held by the Delta Entities (as defined in Schedule 2) shall be aggregated with the shares of Preferred Stock (and any Common Stock issued upon conversion of any Preferred Stock) held by any Affiliates of the Delta Entities, and all shares of Preferred Stock (and any Common Stock issued upon conversion of any Preferred Stock) held by the Pitango Entities (as defined in Schedule 2) shall be aggregated with the shares of Preferred Stock (and any Common Stock issued upon conversion of any Preferred Stock) held by any Affiliates of the Pitango Entities. For the removal of any doubt, and for the purpose of this Agreement, the SFKT Group (as defined in Schedule 2) shall be deemed Affiliates of the Pitango Entities. For avoidance of doubt, and for the purposes of this Agreement, all shares of Preferred Stock (and any Common Stock issued upon conversion of any Preferred Stock) held by the Adams Street Entities (as defined in Schedule 1) shall be aggregated with the shares of Preferred Stock (and any Common Stock issued upon conversion of any Preferred Stock) held by any Affiliates of the Adams Street Entities.

4.11 Validity. This Agreement shall be in full force and effect upon its signing by the Company and the holders of at least a majority of the Preferred Stock voting together as a single, separate class, on an as-converted basis.

4.12 Additional Parties. Additional persons or entities who (i) purchase additional shares of Series E Preferred Stock pursuant to the Share Purchase Agreement, as a condition to the purchase of such shares, or (ii) purchase capital stock of the Company, if consented to in writing by the Company and the holders of at least a majority of the Registrable Shares then outstanding voting together as a single class on an as-converted basis, shall become parties to this Agreement by executing a counterpart signature page. By virtue of the execution of a counterpart signature page to this Agreement, such person shall be deemed a Purchaser hereunder and thereupon Schedule 1 attached hereto shall be automatically amended without further action on the part of any of the parties hereto to reflect that such party is a Purchaser hereunder. The parties hereto hereby acknowledge and agree that Michael DeSimone, Kris Green and Plenus Technologies Ltd. shall be Investors for purposes hereunder.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have signed this Fifth Amended and Restated Investors’ Rights Agreement as of the date first hereinabove set forth.

BORDERFREE, INC.

By:	/s/ Michael DeSimone
Name:	Michael DeSimone
Title:	President and CEO

Fifth Amended and Restated Investors’ Rights Agreement Signature Page

IN WITNESS WHEREOF, the parties have signed this Fifth Amended and Restated Investors’ Rights Agreement as of the date first hereinabove set forth.

ADAMS STREET V, L.P.

By:	Adams Street Partners, LLC, its General Partner

By:	/s/ Jeffrey T. Diehl
Name:	Jeffrey T. Diehl
Title:	Partner

BVCF IV, L.P.

By:	Adams Street Partners, LLC, its General Partner

By:	/s/ Jeffrey T. Diehl
Name:	Jeffrey T.Diehl
Title:	Partner

Fifth Amended and Restated Investors’ Rights Agreement Signature Page

IN WITNESS WHEREOF, the parties have signed this Fifth Amended and Restated Investors’ Rights Agreement as of the date first hereinabove set forth.

DELTA FUND I (ISRAEL), L.P.		GMULOT DELTA FUND I, L.P.

By:	/s/ Ofer Timor	By:	/s/ Ofer Timor
Name:	Ofer Timor	Name:	Ofer Timor
Title:	Managing Partner	Title:	Managing Partner

POALIM DELTA FUND, L.P.		DELTA FUND I, L.P.

By:	/s/ Ofer Timor	By:	/s/ Ofer Timor
Name:	Ofer Timor	Name:	Ofer Timor
Title:	Managing Partner	Title:	Managing Partner

Fifth Amended and Restated Investors’ Rights Agreement Signature Page

IN WITNESS WHEREOF, the parties have signed this Fifth Amended and Restated Investors’ Rights Agreement as of the date first hereinabove set forth.

PITANGO VENTURE CAPITAL FUND III (USA) L.P.		PITANGO VENTURE CAPITAL FUND III (ISRAELI INVESTORS) L.P.

By:	/s/ Bruce Crocker	By:	/s/ Bruce Crocker
Name:	Bruce Crocker	Name:	Bruce Crocker
Title:	General Partner	Title:	General Partner

By:	/s/ Isaac Hillel	By:	/s/ Isaac Hillel
Name:	Isaac Hillel	Name:	Isaac Hillel
Title:	Managing General Partner	Title:	Managing General Partner

PITANGO PARALLEL INVESTOR FUND III (USA) L.P.		PITANGO PRINCIPALS FUND III (USA) LP

By:	/s/ Bruce Crocker	By:	/s/ Bruce Crocker
Name:	Bruce Crocker	Name:	Bruce Crocker
Title:	General Partner	Title:	General Partner

By:	/s/ Isaac Hillel	By:	/s/ Isaac Hillel
Name:	Isaac Hillel	Name:	Isaac Hillel
Title:	Managing General Partner	Title:	Managing General Partner

PITANGO VENTURE CAPITAL FUND III TRUSTS 2000 LTD.		PITANGO VENTURE CAPITAL FUND III (USA) NON-Q L.P.

By:	/s/ Bruce Crocker	By:	/s/ Bruce Crocker
Name:	Bruce Crocker	Name:	Bruce Crocker
Title:	General Partner	Title:	General Partner

By:	/s/ Isaac Hillel	By:	/s/ Isaac Hillel
Name:	Isaac Hillel	Name:	Isaac Hillel
Title:	Managing General Partner	Title:	Managing General Partner

Fifth Amended and Restated Investors’ Rights Agreement Signature Page

IN WITNESS WHEREOF, the parties have signed this Fifth Amended and Restated Investors’ Rights Agreement as of the date first hereinabove set forth.

/s/ Daniel T. Ciporin
Daniel T. Ciporin

Fifth Amended and Restated Investors’ Rights Agreement Signature Page

IN WITNESS WHEREOF, the parties have signed this Fifth Amended and Restated Investors’ Rights Agreement as of the date first hereinabove set forth.

/s/ Michael A. DeSimone
Michael A. DeSimone

Fifth Amended and Restated Investors’ Rights Agreement Signature Page

SCHEDULE 1

PURCHASERS

Name	Address

Adams Street V, L.P. BVCF IV, L.P. (collectively, the “Adams Street Entities”)	Both from: 1 N. Wacker Drive, Suite 2200 Chicago, IL 60606, USA Fax: (312) 553-7870

Pitango Venture Capital Fund III (USA) L.P.

Pitango Parallel Investor Fund III (USA), L.P.

Pitango Venture Capital Fund III (Israeli Investors) L.P.

Pitango Venture Capital Fund III (USA) Non-Q L.P.

Pitango Venture Capital Fund III Trusts 2000 Ltd.

Pitango Principals Fund III (USA) LP

(collectively the “Pitango Entities”)

all from 11 HaMenofim St. Bldg. B Herzliya, 46725, Israel Fax. +972-9-9718102

Delta Fund I, L.P. Delta Fund I (Israel), L.P. Gmulot Delta Fund, L.P. Poalim Delta Fund, L.P. (collectively the “Delta Entities”)	all from 85 Medinat Hayehudim, Industry Area of Herzleyia Tel: (972-9) 9517755 Fax: (972-9) 9517799

Vintage Investment Partners V (Cayman) LP Vintage Investment Partners V (Israel) LP (collectively,“Vintage”)	12 Abba Eban Avenue Ackerstein Towers Bldg. D, 10th Floor Herzilyah Pituach 46120 Israel Tel: +972-9-954-8464 Fax: +972-9-954-1012

Venture Strategy Partners II LP Venture Strategy Affiliates Fund LP	Both from: 140 Geary Street, Suite 600 San Francisco, CA 94108-5630

Arko Technological Holdings, LP (f/k/a Leader Tech Ltd.)	21 Ha’arbha St. Tel Aviv Israel

SCHEDULE 2

PREVIOUS INVESTORS

Name	Address

Three-Team (E.W) Ltd.	Tephen, Gan Hatahasyia Kfar Havradim 25147 P.O Box # 43

Yogi Consulting and Investments Ltd.	28 Burla St. Tel-Aviv 69364

Viborg Anstalt Vaduz	Austrasse 27, FL-9490 Vaduz, Liechtenstein

GLE Trust Assets Ltd.	Beit Eliyahu 2 Ibn Gvirol St Tel-Aviv 64077

Collace Services Ltd.	The Craven Trust Company Limited No 1 Seaton Place, St Helier, Jersey JE4 8YJ

Shrem, Fudim, Kelner Founder Group II LP Canada Israel Opportunity Fund III LP Arko Technological Holdings, LP (f/k/a Leader Tech Ltd.) (collectively with Vintage, the “SFKT Group”)	all from 21 Ha’arbha St. Tel Aviv Israel

Stephen J. Getsy Living Trust ON-Line Ventures	c/o Stephen J. Getsy, Trustee ON-Line Ventures 151 Sawgrass Corners Drive, Suite 206 Ponte Vedra, Fl 32082, USA Fax: 904-273-8252

ThinkEquity Investment Partners II LLC	c/o Deborah H. Quazzo ThinkEquity Partners 150 N Wacker Dr, Suite 1950 Chicago, IL 60606, USA Fax: 312-827-6301

Benjamin C. Spero Victor E. Parker Shawn J. Colo David M. Armstrong	All from c/o Spectrum Equity Investors 333 Middlefield Road Menlo Park, CA 94025

Venture Strategy Partners II LP Venture Strategy Affiliates Fund LP (collectively, the “Venture Strategy Entities”)	Both from: 140 Geary Street, Suite 600 San Francisco, CA 94108-5630

Howard L. Crisp	68 Collins Street San Francisco, CA 94118

SRG Holdings Ltd.	P.O. Box 3820 Road Town TORTOLA British Virgin Islands

Glenbrook Partners, LLC	PO Box 7130 Menlo Park, CA 94026, U.S.A

Caymen Partners I, LLC	41 Post Road Bernardsville, New Jersey 07924 Fax 908 766 1829 Attn.: Kelly Doherty

Daniel T. Ciporin	27 Meadow Lane Greenwich, CT 06831

Deepak Kamra	560 Moore Rd Woodside, CA 94062

Michael DeSimone	5 Glen Street, #106 Greenwich, CT 06830

Kris Green	303 Lee Avenue Toronto, ON, Canada M4E 2P7

Schwartz Family Investments (1999) Ltd.	I.D # 512-80226-5 2 Shfeya Street Tel Aviv 69012 Israel

Yuval Tal	c/o Inbal Baruch-Rotter, Adv CBLS, Law Offices Tel Aviv Branch, 5 Azrieli Center SquareTower, 35th Floor Tel Aviv 67021 Israel

Plenus Technologies Ltd.	Delta House 16 Haglim Avenue Herzelia, Israel